Exhibit 99.1

NEWS RELEASE

WP Glimcher Reports Fourth Quarter and Fiscal-Year 2015 Results;

Board of Directors Approves Quarterly Dividend

COLUMBUS, OH – Feb. 25, 2016 – WP Glimcher Inc. (NYSE: WPG), a premier retail real estate investment trust specializing in the ownership, management and development of shopping centers, today reported financial and operating results for the fourth quarter and fiscal-year ended December 31, 2015.

“2015 was our first year as WP Glimcher and we have built a solid foundation to drive long-term growth as we enter 2016,” stated Michael P. Glimcher, CEO. “We will deliver growth this year with a focus on increasing occupancy, operating with a lean and efficient corporate structure, and improving our investment grade balance sheet.”

Fourth Quarter Results

Funds from Operations (FFO) were $104.5 million, or $0.47 per diluted share, for the fourth quarter, compared to $85.9 million, or $0.46 per diluted share, a year ago.

Results include costs related to the merger with Glimcher Realty Trust (Glimcher). When excluding these costs, as well as 2014 costs related to the Company’s spin-off, adjusted FFO (AFFO) for the fourth quarter of 2015 was $108.0 million, or $0.49 per diluted share, compared to $91.2 million, or $0.48 per diluted share, for the fourth quarter of 2014. The increase in FFO primarily relates to contributions from properties acquired as part of the merger with Glimcher in January of 2015, partially offset by higher general and administrative and interest expense.

Net loss attributable to common shareholders for the fourth quarter of 2015 was $97.0 million, or $0.53 per diluted share, compared to net income of $33.6 million, or $0.22 per diluted share, a year ago. The year-over-year difference was primarily attributable to a non-cash impairment charge of $138.1 million that was recorded during the three months ended December 31, 2015. The non-cash impairment charge recorded during the fourth quarter related primarily to the Company’s non-core assets, which were not adjusted to fair value at the time of the Company’s spin-off from the Simon Property Group in 2014. The Company now believes these assets will not be held over the long-term.

Same property net operating income (NOI) for the Company’s core portfolio declined 0.5% in the fourth quarter of 2015. The NOI decline primarily related to real estate tax appeal savings realized during the fourth quarter of 2014, which negatively impacted the NOI growth by 1.2% in the fourth quarter of 2015.

Fiscal-Year 2015 Results

FFO for the twelve months ending December 31, 2015 was $375.3 million, or $1.71 per diluted share, and for the same period in the prior year FFO was $295.1 million, or $1.57 per diluted share.

Fiscal year 2015 results include $42.1 million, or $0.20 per diluted share, of transaction expenses and costs related to the merger with Glimcher and the bridge loan used to fund the transaction. Fiscal-year 2014 results include $47.7 million, or $0.26 per diluted share, of transaction expenses and costs related to the spin off from the Simon Property Group and the merger with Glimcher. When excluding these costs, adjusted FFO (AFFO) for the fiscal year 2015 was $417.4 million, or $1.91 per diluted share, compared to $342.8 million, or $1.83 per diluted share, for the fiscal year 2014. The increase in AFFO primarily relates to the contributions from properties acquired as part of the merger with Glimcher in January of 2015.

For fiscal year 2015, net loss attributable to common shareholders was $101.3 million, or $0.55 per diluted share, compared to net income of $170.0 million, or $1.10 per diluted share, for the same period in the prior year. The decrease in income primarily relates to the non-cash impairment charges in fiscal year 2015 of $148.0 million and the increase in depreciation expense of $134.6 million associated primarily with the acquired properties from Glimcher.

Fiscal year 2015 same property NOI increased 0.2% for the core portfolio over the fiscal year 2014. The growth was impacted in 2015 from the large volume of bankruptcies as well as the realization of savings in 2014 from real estate tax appeals.

Operational Highlights

Ending occupancy for the core properties was 93.4% as of December 31, 2015, compared to 93.8% a year ago, a decrease of 40 basis points. The decrease in occupancy was primarily due to the impact of the industry-wide wave of retailer bankruptcies that occurred in early 2015. Base rent per square foot for core properties was $21.63, an increase of 1.4%, compared to $21.33 per square foot a year ago. Mall in-line store sales at the Company’s core properties increased 5.5% to $365 per square foot for the twelve months ending December 31, 2015, compared to $346 per square foot for the same period a year ago.

The properties acquired in the January 15, 2015 merger with Glimcher are included in the same property NOI and operating metrics for both periods reported. These reported metrics exclude the impact of non-core properties. Non-core properties are comprised of seven assets that contributed approximately 4% of the Company’s total NOI as of December 31, 2015.

Dispositions

Sale of Two Non-Core Assets

On January 29, 2016 the Company sold Forest Mall in Fond Du Lac, Wisconsin and Northlake Mall in Atlanta, Georgia. The two non-core assets were unencumbered and sold for an aggregate purchase price of $30.0 million to private real estate investors. The Company received approximately $10 million in cash at closing and provided $20 million in short-term seller financing. Secured by the two assets, the note bears interest at an annual rate of 6% and matures June 30, 2016 with an extension option to December 31, 2016. The Company used the net proceeds from the transaction to reduce the balance outstanding on its revolving credit facility.

Investment Activity

Term Loan

During the fourth quarter, the Company closed on a new seven-year, $340 million unsecured term loan facility, which matures in January 2023. Concurrent with the closing, the Company executed interest rate swap agreements totaling $340 million, which effectively fixes the interest rate on the term loan at 3.51% through the maturity of the facility. Proceeds from the financing were used to pay down outstanding amounts on its revolving credit facility, as well as for general corporate purposes.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend on its common shares and operating partnership units. A cash dividend of $0.25 per common share and operating partnership unit was declared. The first quarter dividend is payable on March 15, 2016 to shareholders and operating partnership holders of record on March 7, 2016.

Additionally, the Board of Directors declared quarterly cash dividends of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends is payable on April 15, 2016 to shareholders and operating partnership holders of record on March 31, 2016.

Redevelopment Highlights

At Gateway Center in Austin, Texas, a new Saks Fifth Avenue OFF 5th is expected to open in March 2016. The Company is investing approximately $8.0 million in the community center project with an estimated yield of 8% to 9%.

At Jefferson Valley Mall in Yorktown Heights, New York, construction continues for a new Dick’s Sporting Goods, as well as interior and entrance renovations, with an expected completion by year-end 2016. The Company plans to invest approximately $34.0 million in the enclosed-mall project with an estimated yield of 7% to 8%.

A redevelopment at Longview Mall in Longview, Texas is underway with an expected completion during the fourth quarter of 2016. The Company recently upgraded an underperforming retailer outparcel store with a new BJ’s Restaurant & Brewhouse and will soon be adding a new Dick’s Sporting Goods to the mall as well as additional national in-line tenants. The redevelopment will also involve a renovation of the mall. The Company plans to invest approximately $15.0 million in the enclosed-mall project with an estimated yield of 8% to 10%.

At Westminster Mall in Westminster, California, a new Sky Zone and two quality restaurants are expected to open during the fourth quarter of 2016. The Company estimates a yield of 11% to 13% on an investment of approximately $6.5 million.

2016 Guidance

The Company raised its previously issued guidance for fiscal 2016 FFO to a range of $1.76 to $1.82 per diluted share, and expects net income to be within a range of $0.08 to $0.14 per diluted share. Key guidance assumptions remained unchanged from previously issued guidance, other than the timing of planned dispositions.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share for the year ending December 31, 2016:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.08	$0.14
Depreciation and amortization including share of unconsolidated entities	1.68	1.68
Estimated FFO per diluted share	$1.76	$1.82

For the first quarter of 2016, the Company estimates net (loss) income attributable to common shareholders per diluted share to be in the range of $(0.01) to $0.01 and FFO per diluted share to be in the range of $0.41 to $0.43.

A reconciliation of the range of estimated net (loss) income per diluted share to estimated FFO per diluted share for the first quarter of 2016 follows:

	Low End	High End
Estimated net (loss) income attributable to common shareholders per diluted share	$(0.01)	$0.01
Depreciation and amortization including share of unconsolidated entities	0.42	0.42
Estimated FFO per diluted share	$0.41	$0.43

Earnings Call and Webcast on February 26

WP Glimcher will host a conference call at 11:00 a.m. ET on Friday, February 26, 2016, to discuss the financial results for the fourth quarter 2015 and the other matters discussed in this press release. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website at http://investor.wpglimcher.com/.

The call-in number for the conference call is 877.422.8928 (or +1.412.455.6229 for international callers), and the participant passcode is 27313657. A replay of the call will be available on the Company’s website or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 27313657, beginning on February 26, 2016, at approximately 1:00 p.m. through midnight ET on March 11, 2016.

Supplemental Information

For additional details on WP Glimcher’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website at www.wpglimcher.com. This press release as well as the supplemental information has also been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About WP Glimcher

WP Glimcher Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as community centers. The Company currently owns a material interest in and manages 119 shopping centers totaling more than 67 million square feet diversified by size, geography and tenancy. WP Glimcher combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Glimcher® is a registered trademark of the Company, and the trademark application for WP Glimcher is pending. Learn more at www.wpglimcher.com.

Contact

Investors:

Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@wpglimcher.com

Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@wpglimcher.com

Media:

Karen L. Bailey, VP, Communications & Marketing, 614.887.5847 or karen.bailey@wpglimcher.com

Non-GAAP Financial Measures

This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and same property NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance, are not alternatives to cash flows as a measure of liquidity, and may not be reflective of WPG's operating performance due to changes in WPG's capital structure in connection with the separation and distribution. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance.

For a reconciliation of these measures and other information, please refer to the attached tables.

Regulation Fair Disclosure (FD)

The Company routinely posts important information online on the investor relations website, www.investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of WP Glimcher Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: the ability to satisfy the conditions to transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the effect of the announcement of transaction(s) on the WPG’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; risks related to the January 2015 merger with Glimcher Realty Trust (“Glimcher”), including the ability to fully and effectively integrate Registrants business with that of Glimcher; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

WP Glimcher Inc.

(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue:
Minimum rent	$156,057	$120,202	$628,505	$449,100
Overage rent	5,902	4,366	14,040	9,357
Tenant reimbursements	60,888	49,665	259,720	194,826
Other income	6,530	3,065	19,391	7,843
Total revenue	229,377	177,298	921,656	661,126

Expenses:
Property operating	(40,556)	(28,088)	(164,057)	(109,715)
Real estate taxes	(25,202)	(18,458)	(109,724)	(77,587)
Repairs and maintenance	(8,145)	(6,178)	(31,914)	(23,431)
Advertising and promotion	(3,721)	(2,551)	(11,701)	(8,389)
Total recoverable expenses	(77,624)	(55,275)	(317,396)	(219,122)
Depreciation and amortization	(71,824)	(55,327)	(332,469)	(197,890)
Provision for credit losses	(203)	(480)	(2,022)	(2,332)
General and administrative	(13,598)	(5,959)	(47,933)	(12,219)
Spin-off costs	-	1,024	-	(38,907)
Merger and transaction costs	(3,492)	(6,339)	(31,653)	(8,839)
Ground rent and other costs	(1,617)	(1,148)	(8,463)	(4,656)
Impairment loss	(138,120)	-	(147,979)	-
Total operating expenses	(306,478)	(123,504)	(887,915)	(483,965)

Operating (Loss) Income	(77,101)	53,794	33,741	177,161

Interest expense, net	(34,135)	(22,639)	(139,929)	(82,452)
Income and other taxes	211	(940)	(849)	(1,215)
Income (loss) from unconsolidated real estate entities	404	127	(1,247)	973
(Loss) gain upon acquisition of controlling interests and on sale of interests in properties	(985)	10,509	4,162	110,988

Net (loss) income	(111,606)	40,851	(104,122)	205,455

Net (loss) income attributable to noncontrolling interests	(18,140)	7,216	(18,825)	35,426
Net (loss) income attributable to the company	(93,466)	33,635	(85,297)	170,029
Less: Preferred share dividends	(3,508)	-	(15,989)	-
Net (loss) income attributable to common shareholders	$(96,974)	$33,635	$(101,286)	$170,029

(Loss) Earnings Per Share:

(Loss) earnings per common share - basic and diluted	$(0.53)	$0.22	$(0.55)	$1.10

CONSOLIDATED BALANCE SHEETS

WP Glimcher Inc.

(Unaudited, dollars in thousands)

	December 31,	December 31,
	2015	2014
Assets:
Investment properties at cost	$6,576,022	$5,251,225
Construction in progress	80,178	41,440
	6,656,200	5,292,665
Less: accumulated depreciation	2,225,750	2,113,929
	4,430,450	3,178,736

Cash and cash equivalents	116,253	108,768
Tenant receivables and accrued revenue, net	91,603	69,616
Real estate assets held-for-sale	30,000	-
Investment in and advances to unconsolidated entities, at equity	488,071	-
Deferred costs and other assets	323,107	170,883
Total assets	$5,479,484	$3,528,003

Liabilities:
Mortgage notes payable	$1,799,786	$1,435,114
Notes payable	249,940	-
Unsecured term loans	1,340,000	500,000
Revolving credit facility	278,750	413,750
Accounts payable, accrued expenses, intangibles, and deferred revenues	365,604	194,014
Distributions payable	2,992	-
Cash distributions and losses in partnerships and joint ventures, at equity	15,399	15,298
Other liabilities	13,508	11,786
Total liabilities	4,065,979	2,569,962

Redeemable noncontrolling interests	6,132	-

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	-
Series I cumulative redeemable preferred stock	98,325	-
Common stock	19	16
Capital in excess of par value	1,225,926	720,921
Accumulated (deficit) earnings	(214,243)	68,114
Accumulated other comprehensive income	1,716	-
Total stockholders' equity	1,215,994	789,051
Noncontrolling interests	191,379	168,990
Total equity	1,407,373	958,041
Total liabilities, redeemable noncontrolling interests and equity	$5,479,484	$3,528,003

CALCULATION OF FUNDS FROM OPERATIONS

WP Glimcher Inc.

(INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES)

(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Funds from Operations ("FFO"):
Net (loss) income	$(111,606)	$40,851	$(104,122)	$205,455
Less: Preferred dividends and distributions on preferred operating partnership units	(3,567)	-	(16,217)	-
Real estate depreciation and amortization, including joint venture impact	80,658	55,556	352,000	200,584
Impairment loss	138,120	-	147,979	-
Noncontrolling interest portion of depreciation and amortization	(111)	-	(225)	-
Loss (gain) upon acquisition of controlling interests and on sale of interests in properties	985	(10,509)	(4,162)	(110,988)
Net (income) loss attributable to noncontrolling interest holders in properties	(2)	-	18	-
FFO	$104,477	$85,898	$375,271	$295,051

Adjusted FFO:
FFO	$104,477	$85,898	$375,271	$295,051
Add back: Spin-off costs	-	(1,024)	-	38,907
Add back: Glimcher merger and transaction costs	3,492	6,339	31,653	8,839
Add back: Bridge loan fee amortization	-	-	10,428	-
Adjusted FFO	$107,969	$91,213	$417,352	$342,797

Weighted average common shares outstanding - diluted	220,204	188,195	218,946	187,491

FFO per diluted share	$0.47	$0.46	$1.71	$1.57
Total adjustments	0.02	0.02	0.20	0.26
Adjusted FFO per diluted share	$0.49	$0.48	$1.91	$1.83

NET OPERATING INCOME GROWTH FOR COMPARABLE CORE PROPERTIES

WP Glimcher Inc.

(INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES)

(Unaudited, dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	Variance $	Variance %	2015	2014	Variance $	Variance %

Comparable Core Property Net Operating Income (Comp NOI)

Revenue:
Minimum rent	$154,455	$152,693	$1,762	1.2%	$605,549	$600,764	$4,785	0.8%
Overage rent	6,401	6,236	165	2.6%	14,936	13,518	1,418	10.5%
Tenant reimbursements	64,193	65,265	(1,072)	-1.6%	265,721	268,355	(2,634)	-1.0%
Other income	3,289	2,858	431	15.1%	9,452	8,340	1,112	13.3%
Total revenue	228,338	227,052	1,286	0.6%	895,658	890,977	4,681	0.5%

Expenses:
Recoverable	(69,375)	(67,709)	(1,666)	2.5%	(282,312)	(279,930)	(2,382)	0.9%
Property operating	(2,384)	(2,104)	(280)	13.3%	(9,348)	(8,995)	(353)	3.9%
Ground rent	(1,655)	(1,470)	(185)	12.6%	(7,240)	(6,755)	(485)	7.2%
Total operating expenses	(73,414)	(71,283)	(2,131)	3.0%	(298,900)	(295,680)	(3,220)	1.1%

Comp NOI - Excluding non core properties	$154,924	$155,769	$(845)	-0.5%	$596,758	$595,297	$1,461	0.2%

Comp NOI - Core malls *	$121,752	$122,701	$(949)	-0.8%	$465,562	$467,940	$(2,378)	-0.5%
Comp NOI - Community centers *	$33,172	$33,068	$104	0.3%	$131,196	$127,357	$3,839	3.0%

* Without the impact of real estate tax appeals in Q4 2014 , NOI growth would have been 0.4% and 2.5% at the Core Malls and Community Centers, respectively.

Reconciliation of Comp NOI to operating income:
Operating (loss) income	$(77,101)	$53,794	$(130,895)	$33,741	$177,161	$(143,420)

Depreciation and amortization	71,824	55,327	16,497	332,469	197,890	134,579
General and administrative	13,598	5,959	7,639	47,933	12,219	35,714
Merger and transaction costs	3,492	6,339	(2,847)	31,653	47,746	(16,093)
Impairment loss	138,120	-	138,120	147,979	-	147,979
Fee income	(1,584)	-	(1,584)	(3,890)	(160)	(3,730)
Management fee allocation	6,737	3,102	3,635	23,449	12,822	10,627
Adjustment to include Glimcher NOI from prior to merger (2)	-	27,208	(27,208)	7,843	119,772	(111,929)
Pro-rata share of unconsolidated joint ventures on comp NOI	12,549	11,848	701	29,178	39,846	(10,668)
Non-comparable properties (1)	43	374	(331)	(394)	20,512	(20,906)
NOI from sold properties	27	18	9	(1,074)	(1,278)	204
Termination income and outparcel sales	(1,633)	(990)	(643)	(5,685)	(2,381)	(3,304)
Straight-line rents	(753)	164	(917)	(5,362)	(300)	(5,062)
Ground lease adjustments for straight-line and fair market value	96	430	(334)	1,301	1,047	254
Fair value adjustments to base rents	(4,213)	(280)	(3,933)	(18,044)	(809)	(17,235)
Less: non-core properties (3)	(6,278)	(7,524)	1,246	(24,339)	(28,790)	4,451
Comparable NOI - core portfolio	$154,924	$155,769	$(845)	$596,758	$595,297	$1,461
Comparable NOI percentage change - core portfolio			-0.5%			0.2%

Comparable NOI - total portfolio (including non-core)	$161,202	$163,293	$(2,091)	$621,097	$624,087	$(2,990)
Comparable NOI percentage change - total portfolio			-1.3%			-0.5%

(1) NOI excluded from comparable NOI relates to properties not owned and operating in all periods reported.
The assets acquired as part of the Glimcher merger are included in comp NOI; as described in note 2 below.
(2) Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the merger for periods prior to the January 15, 2015 merger date.
This adjustment is included to provide comparability across periods presented.
(3) NOI from seven non-core malls was excluded from comp NOI for the company's core properties.